Exhibit 99(g)(2)

Execution Copy

AMENDMENT TO AMENDED

AND RESTATED CUSTODIAN AGREEMENT

This Amendment to the Amended and Restated Custodian Agreement is made as of July 26, 2012 by and between The Lazard Funds, Inc., for itself and its Portfolios listed on Exhibit I, as amended from time to time (the “Fund”) and State Street Bank and Trust Company (the “Custodian”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Amended and Restated Custodian Agreement referred to below.

WHEREAS, the Fund and the Custodian entered into an Amended and Restated Custodian Agreement dated as of May 1, 2001 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”); and

WHEREAS, in reliance upon the Custodian’s agreement to reduce custodial and related fees of the Fund, the Fund and the Custodian desire to amend the Agreement to institute a term of three years effective as of September 1, 2011.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

I. Section 15 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 15. Effective Period, Termination and Amendment

This Agreement shall remain in full force and effect for an initial term ending September 1, 2014 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than one hundred eighty (180) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to any Fund or Portfolio, the Fund shall pay Custodian its compensation due and shall reimburse Custodian for its costs, expenses and disbursements.

Termination of this Agreement with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or

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Portfolio. The provisions of Sections 4.11, 13 and 14 of this Agreement shall survive termination of this Agreement for any reason.

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.”

II. Continuing Agreement. Except as expressly amended by this Amendment, the provisions of the Agreement shall remain in full force and effect.

III. Massachusetts Law to Apply. This Amendment shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

IV. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

THE LAZARD FUNDS, INC.

By:
Name:	Stephen St. Clair
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Michael F. Rogers
Title:	Executive Vice President

Execution Copy

Exhibit I

Lazard Capital Allocator Opportunistic Strategies Portfolio
Lazard Global Fixed Income Portfolio
Lazard Global Listed Infrastructure Portfolio
Lazard Emerging Markets Debt Portfolio
Lazard Emerging Markets Equity Portfolio
Lazard Emerging Markets Equity Blend Portfolio
Lazard Emerging Markets Multi-Strategy Portfolio
Lazard Developing Markets Equity Portfolio
Lazard International Equity Portfolio
Lazard International Equity Select Portfolio
Lazard International Realty Equity Portfolio
Lazard International Small Cap Equity Portfolio
Lazard International Strategic Equity Portfolio
Lazard U.S. Equity Concentrated Portfolio (formerly Lazard U.S. Equity Value Portfolio)
Lazard U.S. High Yield Portfolio
Lazard U.S. Mid Cap Equity Portfolio
Lazard Multi-Asset Targeted Volatility Portfolio
Lazard U.S. Municipal Portfolio
Lazard U.S. Realty Equity Portfolio
Lazard U.S. Realty Income Portfolio
Lazard U.S. Small-Mid Cap Equity Portfolio
Lazard U.S. Strategic Equity Portfolio